SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Markel Corporation

(Exact Name of Registrant as Specified in its Charter)

Virginia	54-1959284
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4521 Highwoods Parkway Glen Allen, Virginia	23060-6148
(Address of Principal Executive Offices)	(Zip Code)

Markel Corporation Omnibus Incentive Plan

(Full Title of the Plan)

Gregory B. Nevers

Senior Vice President and General Counsel

Markel Corporation

4521 Highwoods Parkway

Glen Allen, Virginia 23060-6148

(Name and Address of Agent for Service)

(804) 747-0136

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value	150,000(1)	$269.25(2)	$40,387,500(2)	$3,267.35

(1)	Pursuant to Rule 416(a), this Registration Statement also registers such number of additional securities that may be offered pursuant to the terms of the Markel Corporation Omnibus Incentive Plan which provide for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(2)	Calculated pursuant to Rule 457(h)(1) and Rule 457(c) based upon the average of the high and low prices of the Registrant’s common stock, no par value (the “Common Stock”) on the New York Stock Exchange on August 1, 2003, which was $269.25.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this Registration Statement by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(3)	The Registrant’s Current Reports on Form 8-K filed on February 19, 2003, February 25, 2003 and April 9, 2003; and

(4)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on April 7, 2000 under Section 12(b) of the Securities Exchange Act of 1934, including any amendments to such Registration Statement hereafter filed.

All reports and other documents filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Virginia law provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Virginia law permits a corporation to indemnify, after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the following standard of conduct, an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

•	he conducted himself in good faith;

•	he believed in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and in all other cases that his conduct was at least not opposed to its best interests; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A Virginia corporation, however, may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

In addition, Virginia law permits a corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against his willful misconduct or a knowing violation of the criminal law.

The Registrant’s Articles of Incorporation provide mandatory indemnification of officers and directors to the full extent permitted by Virginia law.

The Registrant maintains directors’ and officers’ liability insurance which may provide indemnification, including indemnification against liabilities under the Securities Act of 1933 as amended, to our officers and directors in certain circumstances.

Item 8.	Exhibits.

See Exhibit Index following signatures.

Item 9.	Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

3

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, State of Virginia, on this 5th day of August, 2003.

MARKEL CORPORATION

By:	/s/ DARRELL D. MARTIN
Darrell D. Martin Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
ALAN I. KIRSHNER* Alan I. Kirshner	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 5, 2003

ANTHONY F. MARKEL * Anthony F. Markel	President, Chief Operating Officer and Director	August 5, 2003

STEVEN A. MARKEL* Steven A. Markel	Vice Chairman and Director	August 5, 2003

/s/ DARRELL D. MARTIN Darrell D. Martin	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 5, 2003

DOUGLAS C. EBY* Douglas C. Eby	Director	August 5, 2003

5

THOMAS S. GAYNER* Thomas S. Gayner	Director	August 5, 2003

LESLIE A. GRANDIS* Leslie A. Grandis	Director	August 5, 2003

STEWART M. KASEN* Stewart M. Kasen	Director	August 5, 2003

GARY L. MARKEL* Gary L. Markel	Director	August 5, 2003

JAY M. WEINBERG* Jay M. Weinberg	Director	August 5, 2003

*By:	/s/ LINDA S. ROTZ
Linda S. Rotz Attorney-in-Fact

Date: August 5, 2003

6

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation*

4.2	Bylaws

5	Opinion of Counsel

23.1	Consent of Independent Auditors

23.2	Consent of Counsel (filed as part of Exhibit 5)

24	Power of Attorney

•	Incorporated by reference to Exhibit 3(i) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.